UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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OFFICE DEPOT, INC.
(Name of Registrant as Specified in its Charter)
Levitt Corporation Woodbridge Equity Fund LLLP Mark Begelman Martin E. Hanaka
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following is the text of a press release and open letter to shareholders of Office Depot, Inc. issued on April 14, 2008 by Woodbridge Equity Fund LLLP and Levitt Corporation.

FOR IMMEDIATE DISTRIBUTION

WOODBRIDGE SENDS OPEN LETTER TO OFFICE DEPOT

SHAREHOLDERS REITERATING RECOMMENDATION TO ELECT

HIGHLY-QUALIFIED WOODBRIDGE DIRECTOR NOMINEES,

MARK BEGELMAN AND MARTIN E. HANAKA

Rejects Recommendation from Proxy Advisory Firm, ISS

FORT LAUDERDALE, FL – April 14, 2008 – Woodbridge Equity Fund LLLP and Levitt Corporation (NYSE: LEV), together “Woodbridge,” today reiterated its recommendation that shareholders of Office Depot, Inc. (NYSE: ODP) elect Woodbridge’s two highly-qualified nominees, Mark Begelman and Martin E. Hanaka, to the Office Depot board of directors at Office Depot’s upcoming 2008 annual meeting, which is scheduled for April 23, 2008.  Shareholders can vote their GOLD proxy card FOR Woodbridge’s nominees by Internet, telephone or mail today.

Commenting on the proxy advisory report issued by RiskMetrics Group’s ISS Governance Services (ISS) on April 11, 2008, Alan B. Levan, President of Woodbridge Capital Corporation, the General Partner of Woodbridge Equity Fund LLLP said, “While ISS did not recommend for our nominees, we are pleased that ISS has clearly recognized that change at Office Depot is necessary and that the status quo is not working.  ISS has agreed that Office Depot is underperforming its peers despite operating in a virtually identical macro environment.  ISS has also noted that Office Depot’s latest strategic plan is aimed at addressing issues the Company has faced, and unsuccessfully addressed, since 2005.  Furthermore, we are pleased that ISS concurs that Office Depot’s executive compensation is egregious and has recommended shareholders to withhold votes on five incumbent directors on the compensation committee.

“In addition to those issues raised in the ISS report, we are also very concerned by the recent losses of key customers due to overcharging and service issues, the troubling vendor payment issues, the ongoing investigations into earnings restatements and what we see as a track record of Steve Odland managing for short term results.  We firmly believe that our highly-qualified nominees will bring to the board the necessary leadership, expertise and corporate governance oversight required to enact real change at the Company.  If elected, Mr. Begelman and Mr. Hanaka will work with the entire board to ensure that management delivers on strategic plans to turn-around the Company, address governance issues and protect shareholders’ investments,” concluded Mr. Levan.

For additional information regarding Woodbridge’s nominees, go to www.RebuildOfficeDepot.com.

The full text of Woodbridge’s letter appears below:

PROTECT YOUR INVESTMENT,

VOTE FOR WOODBRIDGE’S DIRECTOR NOMINEES

SIGN, DATE AND RETURN THE ENCLOSED GOLD PROXY CARD TODAY

Dear Fellow Shareholder:

As we get closer to the date of Office Depot’s annual meeting on April 23rd, we urge you to send the management of Office Depot a strong message by voting for Woodbridge nominees Mark Begelman and Martin E. Hanaka.  If elected, our highly-qualified nominees will not only provide the necessary expertise and leadership to finally turn around Office Depot, but will also ensure that the Company’s senior management and board are held accountable for the Company’s performance, instead of allowing them to consistently blame the macro environment for their failure to deliver on their promises and rewarding them for their mismanagement and inability to effect their strategic plans.

RECENT ISS RECOMMENDATION CONFIRMS THAT CHANGE IS NEEDED NOW

AT OFFICE DEPOT DUE TO CONTINUED UNDERPERFORMANCE AND NO SIGN

OF PROGRESS IN TURNING AROUND COMPANY OVER LAST SEVERAL YEARS

The report issued by RiskMetrics Group’s ISS Governance Services (“ISS”) on April 11, 20081 confirms that change at Office Depot is needed, as we have highlighted repeatedly.  ISS agrees that Office Depot has substantially underperformed its competitors and has not returned any value to shareholders over the last several years.  The ISS report states:

“The decline in the company’s stock price is substantially greater than that witnessed by its peers. The rapid deterioration in the company’s stock price has adversely impacted Total Shareholder Return (“TSR”) despite approx. $2 billion in share repurchases from FY2005 to FY2007. We note that ODP underperformed all its peers in terms of 1-year, 3-year and 5-year total shareholder returns (TSR) for the period ending March 31, 2008…”

__________________________________
1  Permission to excerpt was neither sought nor obtained.

We have called on Office Depot to stop blaming the macro economic environment for its dismal operating results.  It is time for the Company to assume responsibility and stop pointing to the economy for all its troubles.  ISS also agrees that after evaluating competitor performances, the macro economic landscape does not explain the Company’s declining metrics:

“While it is difficult to ascertain the exact impact of the Florida and California markets on the financials, we note that 24.8% of ODP and 19.0% of SPLS U.S. based stores are in California and Florida. Though both ODP and SPLS have relatively significant exposure to the two states, SPLS’ SSS2 and margins were not as significantly affected by the regional dynamics as ODP was.”

In addition, the ISS report highlights as we have stated all along that the Company has been facing the same issues since 2005 without making adequate progress in turning around the business:

“We note that ODP’s current strategic initiatives, announced in response to the deterioration in 2HFY2007 performance, seem to address similar issues that have affected the company since 2005. This, we believe, lends credibility to the dissidents’ concern that some of the underlying issues facing the company have yet to be fully resolved.”

The ISS report goes on to list the ongoing issues at the Company including in the supply chain, integration and information technology areas and concludes:

“Hence, a comparison of the issues facing the company in 2005 with those that it aims to resolve now indicates that the company has been affected by similar issues for a considerable time.”

_____________________________
2  Same store sales

We believe that it is imperative that there be fresh representation on the Company’s board.  The status quo can not go on any longer.  If the incumbent directors are re-elected, we firmly believe that shareholders will be hearing about the same supply chain, IT and integration issues three years from now with no progress yet again.  ISS states:

“…we believe the dissidents have met the burden of proof that change is warranted at the company, and Mr. Begelman and Mr. Hanaka have relevant industry experience… we believe that the dissidents have made a valid case for greater management oversight…”

In addition to those issues raised in the ISS report, as a shareholder, Woodbridge is also very concerned by the recent losses of key customers such as the State of Georgia due to overcharging and service issues, the troubling vendor payment issues, the ongoing investigations into earnings restatements and what we see as a track record of Steve Odland managing for short term results.

Both Mark Begelman and Martin E. Hanaka are highly-experienced executives with over 70 years of combined relevant retail merchandising expertise, including in the office supply retailing space and directly at Office Depot and its primary competitor Staples.  We are confident that our nominees have the skill and commitment to quickly effect change at the Company and restore Office Depot as a premier office supply retailer once again.

Mr. Begelman co-founded Office Club, an office supply retailer, in 1986 and eventually merged it with Office Depot.  Following the merger, Mr. Begelman served as President and Chief Operating Officer of Office Depot from 1991 to 1995.  During this time, Office Depot’s revenues grew from approximately $900 million to $5.5 billion and the store base grew from approximately 127 stores to 460 stores.  Furthermore, Office Depot’s stock split three times.  After leaving Office Depot in 1995, Mr. Begelman founded Mars Music, a musical instrument retailer growing to over 52 superstores, which he led until 2002.  Following his time at Mars Music, Mr. Begelman served as President of MDB222 Inc., a management consulting firm, and currently holds operating roles at BankAtlantic.

Mr. Hanaka was the President and Chief Operating Officer of Staples, Inc. from 1994 to 1997 and served as a director from 1996 to 1997.  Staples’ share price increased 249% from when Mr. Hanaka joined the company on August 15, 1994 to when he left on October 20, 1997.  Revenues grew 159% to $5.2 billion from $2.0 billion during the 1994-1997 period.  In addition, operating margins rose by 110 basis points to 5.2% in 1997 from 4.1% in 1994 and net income climbed 228% to $131 million from $40 million in the same period.  Furthermore, free cash flow increased to positive $170 million from negative $69 million in 1994.  From 1998 until 2003, Mr. Hanaka was the Chief Executive Officer of The Sports Authority, Inc., where he served as Chairman of the Board from 1999 until 2004.  At The Sports Authority, Mr. Hanaka led the very successful turnaround of the $1.5 billion retailer.  Currently, he is the interim Chief Executive Officer and non-executive Chairman of the Board of Golfsmith International Holdings, Inc., a golf products retailer, and he is also a director of Trans World Entertainment Corp., one of the largest specialty music and video retailers in the United States.

We believe this depth of experience and track record of working with companies in growth stages, as well as those facing challenging times, will provide the board with the perspective required to help address Office Depot’s ongoing problems.

ISS REPORT RECOMMENDS SHAREHOLDERS TO WITHHOLD VOTES FOR FIVE

INCUMBENT DIRECTORS GIVEN EGREGIOUS EXECUTIVE COMPENSATION

We are pleased that ISS agrees that Office Depot’s executive compensation is out of line with its underperformance and its peers.  We have raised the issue of executive compensation in our previous letters to you and clearly ISS has also found it unacceptable.  As such, ISS is recommending shareholders to withhold votes for five incumbent directors on the compensation committee, including Lee A. Ault, David W. Bernauer, Abelardo E. Bru, Marsha J. Evans, and W. Scott Hedrick.  ISS states:

“In conclusion, ISS is concerned with the special retention grant made to Mr. Odland even though 50 percent of the award has performance-vesting conditions. Mr. Odland has been with the company for two years and he has received two special equity awards of large magnitude. The special retention grant seems to ignore the fact that he has an employment agreement with the company. Therefore, ISS recommend shareholders WITHHOLD from the Compensation Committee members namely, Lee A. Ault III, David W. Bernauer, Abelard[o] E. Bru, Marsha J. Evans, and W. Scott Hedrick.”

We find the following amount of compensation awarded to Steve Odland to be outrageous:

“Mr. Odland joined the company on March 11, 2005 to be the Chairman & CEO. Pursuant to his employment agreement, he received 300,000 time-vested restricted shares, 300,000 performance-based restricted shares, and 2,000,000 standard and performance-vested stock options. The estimated grant value totaled approximately $33 million.”

Our nominees will work to ensure that the Company’s compensation policies reflect performance and the value created for shareholders.  Such lack of oversight should no longer be tolerated and a disciplined, fair approach to executive compensation is required.

WE ARE NOT THE ONLY ONES THAT BELIEVE THAT FRESH LEADERSHIP IS NECESSARY

ISS also highlights Wall Street’s lack of confidence in the current management team and its capabilities:

“Our review of Wall Street research indicates general skepticism about the management’s ability to successfully execute its strategic plan. According to Reuters Knowledge database, of the 15 analysts who cover the stock, 13 have Hold, 1 has Outperform and 1 has a Buy rating on ODP. These ratings are also reflected in the mean target price estimates, which have declined from $40.11 per share 12-months ago and $28.6 per share 6-months ago, to $14.1 per share presently.”

It is time for new leadership and representation on the Company’s board.  We are not the only ones calling for change to execute a successful turnaround of the Company!

We urge you to sign, date, and return the enclosed GOLD proxy card today with a vote FOR our nominees.  If you have any questions, or need assistance in voting your shares, please call our proxy solicitor, Georgeson Inc., toll free at 877-651-8856.

For more information about our nominees and their plans for restoring Office Depot’s value, please visit: www.RebuildOfficeDepot.com.

Sincerely,

Woodbridge

If your shares are registered in your own name, please sign, date and mail the enclosed GOLD Proxy Card to Georgeson Inc. in the self-addressed, postage-paid envelope provided today.

If your shares are held in the name of a brokerage firm, bank nominee or other institution, please sign, date and mail the enclosed GOLD Voting Instruction Form in the self-addressed, postage-paid envelope provided. Remember--only your latest dated proxy will determine how your shares are to be voted at the meeting.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor:

199 Water Street, 26th Floor
New York, NY 10038
Shareholders Call Toll Free: 877-651-8856

# # #

Woodbridge Equity Fund LLLP
Woodbridge Capital Corporation, a wholly-owned subsidiary of Levitt Corporation, is the general partner of, and Levitt Corporation is the limited partner of, Woodbridge Equity Fund LLLP.  Woodbridge Equity Fund LLLP is a beneficial owner of Office Depot, Inc. (the “Company”) securities and a participant in the proxy solicitation.

Levitt Corporation
Levitt Corporation, directly and through its wholly-owned subsidiaries, historically has been a real estate development company.  Going forward, Levitt Corporation intends to pursue acquisitions and investments opportunistically within and outside the real estate industry.

Additional Information
Levitt Corporation and Woodbridge Equity Fund LLLP (together, “Woodbridge”), and Mark Begelman and Martin E. Hanaka (together, the "Nominees" and, together with Woodbridge, the "Proponents") filed a proxy statement with the Securities and Exchange Commission (the “SEC”) on March 27, 2008 containing information about the solicitation of proxies for the 2008 Annual Meeting of the shareholders of the Company.

Investors and security holders of the Company are urged to read the proxy statement because it contains important information.  Detailed information relating to the Proponents and Alan B. Levan, John E. Abdo and Seth Wise, participants in the solicitation of proxies from Company shareholders, can be found in the proxy statement filed by the Proponents.  The proxy statement and other relevant documents relating to the solicitation of proxies by the Proponents are available at no charge on the SEC’s website at http://www.sec.gov.  In addition, the Proponents will provide copies of the proxy statement and other relevant documents without charge upon request.  Requests for copies should be directed to the Proponent’s proxy solicitor, Georgeson Inc. at 1-877-651-8856.

Forward-Looking Information
Some of the statements contained herein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that involve substantial risks and uncertainties. Some of the forward-looking statements can be identified by the use of words such as "anticipate," "believe," "estimate," "may," "intend," "expect," "will," "should," "seeks" or other similar expressions. Forward-looking statements are based largely on management's expectations and involve inherent risks and uncertainties. In addition to the risks identified below, you should refer to Levitt Corporation’s and the Company’s periodic and current reports filed with the SEC for specific risks which could cause actual results to be significantly different from those expressed or implied by those forward-looking statements.  Any number of important factors which could cause actual results to differ materially from those in the forward-looking statements include: the costs and disruption to Levitt Corporation’s or the Company’s business arising from the proxy contest and related litigation; the diversion of management time to issues related to the proxy contest; the ability to successfully solicit sufficient proxies to elect the Nominees to the board of directors of the Company; the ability of the Nominees to influence the other directors and the management of the Company and to improve the corporate governance and strategic direction of the Company; risk factors associated with the business of Levitt Corporation, as described in Levitt Corporation’s periodic reports filed with the SEC, which may be viewed free of charge on the SEC's website at http://www.sec.gov; and risk factors associated with the business of the Company as described in the Company’s Form 10-K for the fiscal year ended December 29, 2007, and in other periodic reports of the Company, which are available free of charge on the SEC’s website at http://www.sec.gov.  Accordingly, you should not rely on forward-looking statements as a prediction of actual results.

Contacts:
Steve Lipin/Nina Devlin
Brunswick Group
212.333.3810

Investors:
Georgeson
877-651-8856